QRS Corporation Announced Termination of Merger

Agreement with JDA Software Group, Inc.

RICHMOND, Calif. – September 3, 2004 – QRS Corporation (Nasdaq: QRSI) announced today that effective as of September 2, 2004 it has terminated the Agreement and Plan of Merger, dated as of June 17, 2004, by and among JDA Software Group, Inc., CVP2 Corp. and QRS (the “JDA Merger Agreement”) to enable it to enter into a new merger agreement with a new acquirer who will acquire QRS for $7.00 in cash per share of QRS common stock. In connection with the termination of the JDA Merger Agreement, QRS is paying JDA Software Group, Inc. a termination fee of $3,750,000.

About QRS

QRS (Nasdaq: QRSI) is a technology company that serves the global retail trading community. We offer collaborative commerce solutions that drive a new standard for global brand execution. At QRS, we manage the flow of critical commerce information and leverage our retail technology expertise to address fundamental industry challenges such as global data synchronization, mandate compliance, transaction management and global trade management. QRS solutions help approximately 9,800* customers expand into new markets and channels, improve operational efficiency and differentiate their brand. Learn more about QRS at www.qrs.com.

*Based on total, unique QRS corporate customers that purchased or licensed QRS products and services between July 1, 2003 and June 30, 2004.

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©2004 QRS Corporation. All Rights Reserved. QRS and the QRS logo are registered trademarks or trademarks of QRS Corporation in the United States and other countries. Trademarks of third parties are owned by their respective owners.

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